Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit 99.(d)(1)(D)(iv)

May 1, 2014

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

In connection with the appointment of Voya Clarion Real Estate Securities L.P. (“Clarion”) as sub-adviser to Voya Clarion Real Estate Portfolio (formerly ING Van Kampen Real Estate Portfolio) (the “Portfolio”), the sub-advisory fee payable by Directed Services LLC with respect to the Portfolio was reduced on May 1, 2009.  On May 1, 2014, CBRE Clarion Securities LLC, the successor to Clarion, executed an amended and restated sub-advisory agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2014 through May 1, 2015.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the May 1, 2009 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:

/s/ Todd Modic

Todd Modic

Vice President

Directed Services LLC

Agreed and Accepted:

Voya Investors Trust

(on behalf of the Portfolio)

By:

/s/ Michael J. Roland

Michael J. Roland

Executive Vice President